ALLSTAR SYSTEMS, INC.
                             6401 Southwest Freeway
                              Houston, Texas 77074
                                 (713) 795-2000

                                December 2, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention: Sarah L. Cunningham

     Re: Allstar Systems, Inc. -- Common Stock/American Stock Exchange -- Registration Statement on Form 8-A (File No. 000-21479, Assession No. 890566-96-1531) -- Withdrawn Request

Ladies and Gentlemen:

     The undersigned respectfully requests that the captioned Registration Statement on Form 8-A under the Securities Exchange Act of 1934 be withdrawn effective immediately. Should you have any questions or comments regarding this matter, please contact the undersigned or the registrant's legal counsel Nick D. Nicholas (713) 226-0637.

                                           Very truly yours,

                                           ALLSTAR SYSTEMS, INC.

                                           By: /s/ JAMES L. LONG
                                                   James L. Long
                                           President and Chief Executive Officer